Exhibit 10.39

CONSULTING AGREEMENT

Effective as of November 14, 2014 (the “Effective Date”), Jeffrey D. Jonker (“Consultant”) and Theravance Biopharma US, Inc. (“Theravance Biopharma”) agree as follows:

1.                                      Services and Payment. Consultant agrees to consult with and advise Theravance Biopharma from time to time, at Theravance Biopharma’s request, for the primary purpose of assisting with the transition of, and providing strategic advice related to, corporate and business development operations (“Services”). Theravance agrees to pay Consultant $300.00 per hour for Services, payable monthly within thirty (30) days of Theravance Biopharma’s receipt of reasonably detailed invoices that meet the following standards: All invoices shall include a brief description of the services rendered as well as (1) Invoice Number, (2) Invoice Date, (3) Payee Name, (4) Payee Address, (5) Remit-to Address, (6) P.O. Number (to be supplied by Theravance Biopharma following execution of this Agreement) and (7) product candidate / protocol to which each segment of work was dedicated. Consultant shall send all invoices to AP@theravance.com. Consultant shall also be entitled to reimbursement for reasonable expenses such as costs for hotel, transportation and meals incurred in connection with the Services and for which Consultant has received prior approval from Theravance Biopharma within thirty (30) days of Consultant’s submission of receipts thereof.

2.                                      Ownership of Inventions.  Theravance Biopharma shall own all right, title and interest (including patent rights, copyrights, trade secret rights, trademark rights and all other rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), including without limitation, discoveries, compositions of matter, pharmaceutical formulations, methods of use, methods of making, techniques, processes, formulas, improvements, works of authorship, designations, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by Consultant (solely or jointly with others) during the term of this Agreement that arise out of or relate to the Services or any Proprietary Information (as defined below) (collectively, “Inventions”).  Consultant agrees to assign and does hereby assign all Inventions to Theravance Biopharma and agrees to promptly disclose and provide all such Inventions to Theravance Biopharma.  Consultant shall further assist Theravance Biopharma, at Theravance Biopharma’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights assigned throughout the world. Such assistance may include, but is not limited to, execution of documents and assistance or cooperation in legal proceedings.  Consultant hereby irrevocably designates and appoints Theravance Biopharma as Consultant’s agent and attorney-in-fact to act for and on Consultant’s behalf to execute and file any document and to do all other lawfully permitted acts to further the foregoing with the same legal force and effect as if executed by Consultant.  When requested by Theravance Biopharma, Consultant will make available to Theravance Biopharma all notes, data and other information relating to any Invention.

3.                                      Proprietary Information.  Consultant agrees that all Inventions and other business, technical and financial information concerning Theravance Biopharma (including, without limitation, the identity of and information relating to Theravance Biopharma’s employees, vendors and service providers) that Consultant develops, learns or obtains during the term of this Agreement or while Consultant is providing Services constitute “Proprietary

Information.”  Consultant will hold in confidence and not disclose or make available to third parties or make use of any Proprietary Information except with the prior written consent of Theravance Biopharma or to the extent necessary in performing Services for Theravance Biopharma.  However, Consultant shall not be obligated under this paragraph with respect to information Consultant can document (i) is or becomes readily publicly available without restriction through no fault of Consultant, or (ii) that Consultant knew without restriction prior to its disclosure by Theravance Biopharma.  Upon termination of this Agreement or as otherwise requested by Theravance Biopharma, Consultant will promptly return to Theravance Biopharma all documents, materials and copies containing or embodying Proprietary Information, except that Consultant may keep a personal copy of (i) compensation records relating to the Services and (ii) this Agreement.

4.                                      Solicitation.  As additional protection for Proprietary Information, Consultant agrees that during the term of this Agreement and for one year thereafter, Consultant will not encourage or solicit any employee of or consultant to Theravance Biopharma to leave Theravance Biopharma for any reason.  For the avoidance of doubt, this provision does not apply to circumstances in which an employee of or consultant to Theravance Biopharma applies for and is offered a position with Consultant or at Consultant’s future employer, so long as Consultant did not contact such employee or consultant, directly or indirectly, about leaving Theravance Biopharma for an opportunity with Consultant or at Consultant’s future employer.

5.                                      Term and Termination.  This Agreement shall become effective on the Effective Date and remain in force until April 30, 2015 unless earlier terminated by either party. Either party may terminate this Agreement at any time, for any reason, by giving the other party 10 days written notice.  All provisions of this Agreement and any remedies for breach of this Agreement shall survive any termination or expiration.

6.                                      Relationship of the Parties.  Notwithstanding any provision hereof, for all purposes of this Agreement each party shall be and act as an independent contractor and not as a partner, joint venturer, or agent of the other and shall not bind nor attempt to bind the other to any contract.  Consultant is an independent contractor and is solely responsible for all taxes, withholdings, and other statutory or contractual obligations of any sort, including, but not limited to, Workers’ Compensation Insurance. Consultant recognizes and agrees that Consultant has no expectation of privacy with respect to Theravance Biopharma’s telecommunications, networking or information processing systems (including, without limitation, computer files, email messages and attachments, and voice messages) and that Consultant’s activity, and any files or messages, on or using any of those systems may be monitored at any time without notice.

7.                                      Assignment.  This Agreement and the Services performed hereunder are personal to Consultant and Consultant shall not have the right or ability to assign, transfer, or subcontract any obligations under this Agreement without the written consent of Theravance Biopharma.  Any attempt to do so shall be void.  Theravance Biopharma shall be free to assign or transfer this Agreement to a third party.

8.                                      Representations. Consultant represents and warrants that:

8.1                               Consultant has never been: (1) debarred, excluded or convicted of a crime for which a person can be debarred under 21 U.S.C. § 335a; (2) excluded by the OIG or other government entity as listed on http://exclusions.oig.hhs.gov/ or www.sam.gov; or (3) threatened to be debarred, excluded or indicted for a crime or otherwise engaged in conduct for which a person can be debarred, excluded or indicted.  Consultant agrees to notify Theravance Biopharma in writing immediately in the event of any such debarment, exclusion, conviction, threat or indictment occurring during the term of this Agreement, or the three (3) year period following the termination or expiration of this Agreement;

8.2                               If at any time during the term of this Agreement, Consultant becomes the subject of any proceedings for disqualification, debarment, delisting, exclusion, or denial or revocation of licensure, as described above, Theravance Biopharma shall have the right to terminate this Agreement effective upon the date of such notice by Consultant.

8.3                               (i) Consultant’s performance hereunder will not breach any agreement or obligation to keep in confidence proprietary information acquired by Consultant in confidence or trust prior to or during Consultant’s engagement with Theravance Biopharma, and (ii) all work under this Agreement will be Consultant’s original work and none of the Services or Inventions or any development, use, production, distribution or exploitation thereof will infringe, misappropriate or violate any intellectual property or other right of any person or entity.  Consultant represents and warrants that Consultant has not entered into, and agrees that Consultant will not enter into, any agreement whether written or oral in conflict with this Agreement or with Consultant’s obligations as a consultant to Theravance Biopharma.

9.                                      Company Policies.  Consultant represents Consultant has read the Theravance Biopharma, Inc. Insider Trading Policy provided herewith and shall abide by such policy during the term of this Agreement.  Consultant represents that Consultant has read the Theravance Biopharma, Inc. Code of Business Conduct located at:

http://files.shareholder.com/downloads/AMDA-2C8P6P/3218443864x0x758872/32af8d53-9e0c-491c-93cd-445f06416d6f/TBPH_Code_of_Business_Conduct_with_Addendum.pdf and shall abide by the applicable portions of the Code in performing the Services.

10.                               Remedies.  Any breach of Section 2, 3, 4, 8 or 9 will cause irreparable harm to Theravance Biopharma for which damages would not be an adequate remedy, and, therefore, Theravance Biopharma will be entitled to injunctive relief with respect thereto in addition to any other remedies.  The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights.

11.                               Entire Agreement.  This Agreement supersedes all prior agreements between the parties and constitutes the entire agreement between the parties as to the subject matter hereof, except that the Proprietary Information and Inventions Assignment Agreement between Consultant and Theravance Biopharma dated May 20, 2014 shall remain in full force and effect.

12.                               Notices.  All notices, requests and other communications called for by this Agreement shall be deemed to have been given if made in writing and mailed, postage prepaid, to the address of each party set forth above, or to such other addresses as either party shall specify to the other.

13.                               Amendments.  No changes or modifications or waivers to this Agreement will be effective unless in writing and signed by both parties.

14.                               Severability.  In the event that any provision of this Agreement shall be determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

15.                               Counterparts and Facsimile Signatures.  This Agreement, and any subsequent amendment(s), may be executed in counterparts and the counterparts, together, will constitute a single agreement.  A facsimile transmission or a Portable Document Format (PDF) sent by email of this signed Agreement bearing a signature on behalf of a party will be legal and binding on such party    .

16.                               Arbitration.  Subject to the exceptions set forth below, Consultant understands and agrees that any disagreement regarding this Agreement will be determined by submission to arbitration as provided by Section 1280 et seq. of the California Code of Civil Procedure, and not by a lawsuit or resort to court process proceedings.  The only claims or disputes not covered by this paragraph are claims or disputes related to issues affecting the validity, infringement or enforceability of any trade secret or patent rights held or sought by Theravance Biopharma or which Theravance Biopharma could otherwise seek; in which case such claims or disputes shall not be subject to arbitration and will be resolved pursuant to applicable law.

17.                               Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to conflicts of law provisions thereof.  In any action or proceeding to enforce rights under this Agreement, the prevailing party shall be entitled to recover costs and attorneys’ fees.

Consultant	Theravance Biopharma US, Inc.

/s/ Jeffrey D. Jonker	By:	/s/ Renee D. Gala
Jeffrey D. Jonker	Name: Renee D. Gala
Title: SVP, Finance
Date: 11/14/2014	Date: 11/14/2014